 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 19, 2019

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01            Other Events

Termination of MT Sub-License

As previously disclosed, Navidea Biopharmaceuticals, Inc. (“Navidea” or the “Company”) formed a majority-owned subsidiary, Macrophage Therapeutics, Inc. (“MT”), in 2015 and subsequently granted MT an exclusive license for certain therapeutic applications of Navidea’s Manocept technology (the “Sub-License”). On February 19, 2019, Navidea informed MT that it was terminating the Sub-License, effective March 1, 2019.

Termination of Michael Goldberg and Appointment of Jed A. Latkin as President and Chief Executive Officer of MT

On February 20, 2019, the board of directors of MT (the “MT Board”) held a special meeting, at which Michael Goldberg was removed as President and Chief Executive Officer of MT and from any other office of MT to which he may have been appointed or in which he was serving. Dr. Goldberg remains a member of the MT Board, together with Michael Rice and Dr. Claudine Bruck. Mr. Rice and Dr. Bruck remain members of the board of directors of Navidea.

The MT Board then appointed Mr. Latkin to serve as President and Chief Executive Officer of MT.

Filing of NY Complaint Against Michael Goldberg

On February 20, 2019, Navidea filed a complaint against Dr. Goldberg in the United States District Court for the Southern District of New York, alleging breach of the Agreement, dated August 14, 2018, by and among Navidea, MT and Dr. Goldberg, as well as breach of the covenant of good faith and fair dealing and to obtain a declaratory judgment.

Filing of DE Complaint Against Michael Goldberg

Also on February 20, 2019, MT initiated a suit against Dr. Goldberg in the Court of Chancery of the State of Delaware, alleging, among other things, breach of fiduciary duty as a director and officer of MT and conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: February 20, 2019	By:	/s/ Jed A. Latkin
Jed A. Latkin
Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer